Exhibit 3.10(b)

CERTIFICATE OF INCORPORATION

OF

INSIGNIA COMMERCIAL GROUP, INC.

FIRST, the name of the incorporation is Insignia Commercial Group, Inc.

SECOND, the address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD, the purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH, the total number of shares of stock which the Corporation shall have authority to issue is 100 shares of common stock, par value $1.00 per share amounting in the aggregate to One Hundred Dollars ($100.00).

FIFTH, (a) the name and mailing address of the incorporator is Kelley M. Buechler, One Insignia Financial Plaza, Post Office Box 1089, Greenville, South Carolina 29602.

(b) The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation. The name and mailing address of the person who is to serve as the sole director of the Corporation until the first annual meeting of stockholders or until his successor has been elected and qualified is as follows:

Name	Mailing Address
Andrew L. Farkas	Post Office Box 1089
One Insignia Financial Plaza
Greenville, South Carolina 29602

SIXTH, the Corporation is to have perpetual existence.

SEVENTH, the Board of Directors is authorized to adopt, amend, or repeal the By-Laws of the Corporation except as and to the extent provided in the By-Laws.

EIGHTH, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation), by reason of the fact that (s)he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the fullest extent then permitted by the General Corporation Law of the State of Delaware against expenses (including attorney’s fees and disbursements), judgments, fines

(including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article EIGHTH. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent, and shall inure to the benefit of the heirs, executors, and administrators of such a person. The indemnification provided by this Article EIGHTH shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the By-Laws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise. Notwithstanding the foregoing, the Corporation shall be required to indemnify a person only if such proceeding was authorized by the Board of Directors.

NINTH, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages fro breach of fiduciary duty as a director. Any repeal or modification of this paragraph shall be prospective only and shall not adversely affect any limitation, right, or protection of a director of the Corporation existing at the time of such repeal or modification.

TENTH, whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or calls of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ELEVENTH, elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

IN WITNESS WHEREOF, I have executed this Certificate of Incorporation for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, on this 2nd day of December, 1992.

By:	/s/ Kelley M. Buechler
	Name:	Kelley M. Buechler
	Title:	Incorporator

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